Exhibit 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770

Contact:        FOR IMMEDIATE RELEASE
Investor Relations and Corporate Communications
804.289.9709

Brink’s Amends Credit Facility to Provide Additional Financial Flexibility

RICHMOND, Va., June 12, 2020 – The Brink’s Company (NYSE:BCO) today announced an amendment to its existing credit agreement that provides long-term covenant relief and added flexibility to execute its strategic plan. The amendment changes the methodology for calculating the company’s leverage ratio by using a net first lien leverage ratio (net secured debt leverage ratio) instead of a total net debt leverage ratio. The new ratio excludes unsecured debt, which was approximately $600 million as of March 31, 2020, from leverage ratio calculations through the expiration of the agreement in 2024.

Under the amended agreement, the maximum leverage ratio for the remainder of 2020 is 4.25x. Pro forma for the G4S acquisition (assuming completion), the leverage ratio is 2.6x based on the trailing 12 months of Adjusted EBITDA as of March 31, 2020. The calculation of the ratio continues to include trailing 12-month pro forma Adjusted EBITDA and synergies related to the acquisition of G4S cash operations.

Doug Pertz, president and CEO, said: “We believe this amendment provides substantial financial headroom to continue the execution of our strategic plan, even if there is additional negative impact from the ongoing COVID-19 pandemic. The adoption of this amendment demonstrates the value of having a supportive group of lenders who unanimously approved the amendment.”

The credit agreement pricing grid remains unchanged, except for the addition of a fifth tier if the leverage ratio exceeds 4.0x.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the global leader in total cash management, secure route-based logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 48 countries serves customers in more than 100 countries. For more information, please visit our website at www.Brinks.com or call 804-289-9709.

Forward-Looking Statements
This release contains forward-looking information. Words such as "anticipate," "assume," "estimate," "expect," “target” "project," "predict," "intend," "plan," These materials contain forward-looking information. Words such as "anticipate," "assume," "estimate," "expect," “target” "project," "predict," "intend," "plan," "believe," "potential," "may," "should" and similar expressions may identify forward-looking information. Forward-looking information in these materials includes, but is not limited to the financial headroom provided by the amended agreement, closing of the G4S acquisition and the Company’s pro forma leverage ratio.
Forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, which are difficult to predict or quantify, and which could cause actual results, performance or achievements to differ materially from those that are anticipated. These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to: our ability to improve profitability and execute further cost and operational improvement and efficiencies in our core businesses; our ability to improve service levels and quality in our core businesses; market volatility and commodity price fluctuations; seasonality, pricing and other competitive industry factors; investment in information technology (“IT”) and its impact on revenue and profit growth; our ability to maintain an effective IT infrastructure and safeguard confidential information; our ability to effectively develop and implement solutions for our customers; risks associated with operating in foreign countries, including changing political, labor and economic conditions, regulatory issues (including the imposition of international sanctions, including by the U.S. government), currency restrictions and devaluations, restrictions on and cost of repatriating earnings and capital, impact on the Company’s financial results as a result of jurisdictions determined to be highly inflationary, and restrictive government actions, including nationalization; labor issues, including negotiations with organized labor and work stoppages; pandemics (including the ongoing COVID-19 pandemic and related impact to and restrictions on the actions of businesses and consumers, including suppliers and customers), acts of terrorism, strikes or other extraordinary events that negatively affect global or regional cash commerce;  anticipated cash needs in light of our current liquidity position and the impact of COVID-19 on our liquidity; the strength of the U.S. dollar relative to foreign currencies and foreign currency exchange rates; our ability to identify, evaluate and complete acquisitions and other strategic transactions and to successfully integrate acquired companies; costs related to dispositions and product or market exits; our ability to obtain appropriate insurance coverage, positions taken by insurers relative to claims and the financial condition of insurers; safety and security performance and loss experience; employee and environmental liabilities in connection with former coal operations, including black lung claims; the impact of the Patient Protection and Affordable Care Act on legacy liabilities and ongoing operations; funding requirements, accounting treatment, and investment performance of our pension plans, the VEBA and other employee benefits; changes to estimated liabilities and assets in actuarial assumptions; the nature of hedging relationships and counterparty risk; access to the capital and credit markets; our ability to realize deferred tax assets; the outcome of pending and future claims, litigation, and administrative proceedings; public perception of our business, reputation and brand; changes in estimates and assumptions underlying critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations.
This list of risks, uncertainties and contingencies is not intended to be exhaustive. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2019, as supplemented by the risk factors discussed under Part II, Item A of our Quarterly Report on Form 10-Q for the quarter ended March 30, 2020, and in our other public filings with the Securities and

Exchange Commission. The forward-looking information included in this document is representative only as of the date of this document and The Brink's Company undertakes no obligation to update any information contained in this document.

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